CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Prospectus constituting part of this Amendment No. 1 to the registration statement on Form S-3 No.333-70579 of our report dated July 22, 1998, on our audits of the financial statements of Cree Research, Inc. and subsidiaries. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts."


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
January 25, 1999